Exhibit 10.9

APPFOLIO, INC.

LONG-TERM EXECUTIVE CASH INCENTIVE PLAN

The AppFolio, Inc. Long-Term Executive Cash Incentive Plan (this "Incentive Plan') has been designed to further the long-term goals and objectives of AppFolio, Inc. (the "Company") adopted by the Board of Directors (the "Board"). This Incentive Plan was adopted by the independent members of the Board, upon the recommendation of the Compensation Committee of the Board (the "Compensation Committee"), effective as of February 20, 2018 (the "Effective Date").

Section 1.    Purpose of this Incentive Plan

The purpose of this Incentive Plan is (a) to enhance the Company’s ability to retain the services of qualified employees upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends, (b) to provide additional incentives to such persons to devote their utmost effort and skill to the advancement and betterment of the Company and (c) to provide long-term incentives for Participants to achieve the Company’s long-term goals and objectives and to increase the value of the Company in the long term.

Section 2.    Performance Period

This Incentive Plan is primarily intended to reward employees selected by the Board for their individual contributions to the Company’s achievement with respect to one or more long-term Company performance goals and objectives for a period of time or times to be determined by the Board (each, a "Performance Period").

Section 3.     Eligibility

Employees eligible for an award under this Incentive Plan (a "Performance Award") will be limited to executive officers specifically identified by the Board (each, a "Participant").

Section 4.    Performance Awards

The Performance Awards, and the terms thereof, for each Participant will be determined by the Board. Each Performance Award will be subject to the terms and conditions of this Incentive Plan and the attainment of one or more Performance Goals as provided in Section 5 below.

Section 5.     Performance Goals.

The Board shall (i) set one or more performance goals (each, a "Performance Goal" and collectively, the "Performance Goals") (which may be corporate and/or individual) for each Participant (which need not be identical for each Participant) for a Performance Period or any year, years or other periods thereof and (ii) establish the cash amount or amounts of any payments to be made if Performance Goals are achieved.

Section 6.    Continuous Employment
This Incentive Plan is primarily intended to reward Participants for their individual contributions to the Company’s long-term growth and success, and the achievement by the Company of some or all of its long-term goals and objectives. Accordingly, the right to receive a Performance Award and payment thereunder shall be contingent upon, and only be earned based on, a Participant remaining continuously employed as an executive officer of the Company (except for vacations, illness (not including disability) or leaves of absence which are approved in writing by the Board) through the last day of the Performance Period for such Performance Award (the "Date of Determination"). Accordingly, if a Participant ceases at any time and for any reason to be continuously employed as an executive officer of the Company (except for vacations, illness (not including disability) or leaves of absence which are approved in writing by the Board) prior to a Date of Determination for a Performance Award, then such Participant shall not be entitled to receive any payment under such Performance Award, or any other payment or remuneration under this Incentive Plan, including on any accrued or prorata basis even if a Performance Award would have been wholly or partially achieved if calculated at the time employment of a Participant was terminated with the Company.

Section 7.     Award Determination

7.1    As soon as practicable after a Date of Determination, the Compensation Committee will determine the amount, if any, of the Performance Award to be paid to each Participant (after giving effect to any annual, semi-annual, quarterly or other periodic payments of the Performance Award approved by the Compensation Committee and paid to the Participant during the Performance Period), based on the attainment of the Performance Goal(s) as determined by the Compensation Committee in its sole discretion; provided the Compensation Committee may, in its sole discretion, make annual, semi-annual, quarterly or other periodic advances of a portion of the Performance Award prior to the end of the Performance Period to one or more Participants based on the Compensation Committee’s determination of the Company’s achievement of the applicable Performance Goals as of such time; provided further, if it is ultimately determined by the Compensation Committee, in its sole discretion, that Participant was not entitled to all or a portion of any annual, semi-annual, quarterly or other periodic payment as a result of the Company’s failure to achieve one or more Performance Goals for the Performance Period, or for any reason (such portion, the ìOverpaymentî), the Participant shall immediately repay to the Company the Overpayment amount or make such other arrangements acceptable to the Company for the recoupment of the Overpayment.

7.2    The Board shall have the discretion to adjust the Performance Goals (including the calculation of the Company’s achievement relevant to any particular Performance Goal) and other provisions applicable to Performance Awards to the extent, if any, it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (a) the impact of any material corporate transaction (such as a reorganization, combination, merger, acquisition, recapitalization, or any combination of the foregoing), (b) any change in accounting policies or practices, (c) the effects of any non-cash charges to the Company’s earnings, (d) the effects of any non-recurring or one-time charges to the Company’s earnings, or (e) any other similar special circumstances as determined by the Board in its sole discretion.

7.3    Payments will be made at such time as determined by the Compensation Committee after determination of the amounts of the Performance Awards, if any (but in no event later than the expiration of the short-term deferral period set forth in Treasury Regulation ß 1.409A‑1(b)(4)).  A Participant does not earn, and shall have no right to receive, any Performance Award payment under this Incentive Plan until the date on which the Compensation Committee determines that a payment under a Performance Award is due and payable.

7.4    The Board has the discretion to amend this Incentive Plan as it deems appropriate.

7.5    All determinations and decisions made by the Board or the Compensation Committee pursuant to the provisions of this Incentive Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law. Nothing in this Incentive Plan is intended to limit the compensation awards or other amounts that may be earned by or become payable to any Company employees pursuant to any other compensation plans or arrangements approved by the Board or Compensation Committee.

Section 8.     No Segregation of Assets.

This Incentive Plan shall not be funded in any way. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of Performance Awards or other benefits under this Incentive Plan. To the extent any person acquires a right to receive payment under this Incentive Plan, such right will be no greater than the right of an unsecured general creditor of the Company.